UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2014

MADISON COUNTY FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35679	46-0658311
(State or Other Jurisdiction Of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

111 West Third Street, Madison, Nebraska	68748
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (402) 454-6511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02             Results of Operations and Financial Condition

Madison County Financial, Inc. (Nasdaq Capital Market: MCBK) (the “Company”), the holding company for Madison County Bank (the “Bank”), announced net income of $3.0 million for the year ended December 31, 2013, a decrease of $611,000, or 16.8%, from net income of $3.6 million for the year ended December 31, 2012. The decrease in net income resulted primarily from decreases in interest income and noninterest income, and increases in provision for loan losses and noninterest expense, offset by decreases in interest expense and income tax expense.

For the year ended December 31, 2013, net interest income increased $58,000, or 0.6%, to $9.9 million from $9.9 million for the year ended December 31, 2012. The increase reflected a $207,000 increase in interest income on securities, and a $125,000 decrease in interest expense on deposits and an $8,000 decrease in interest expense on borrowings, offset by a $293,000 decrease in interest income on loans, resulting primarily from continued lower market interest rates.

Provision for loan losses was $1.3 million for the year ended December 31, 2013, compared to provision for loan losses of $830,000 for the year ended December 31, 2012, which is an increase of $420,000, or 50.6%. There are various factors which necessitate upward adjustments in the allowance for loan losses, and a major reason for the upward adjustment throughout 2013 was management’s determination that a possible asset bubble in agricultural real estate may be forming due to the continued increase in farmland prices at a double-digit rate over the past several years and the corresponding decline noted in 2013 in gross operating income on most farming operations.

Noninterest income decreased $120,000, or 6.1%, to $1.9 million for the year ended December 31, 2013, from $2.0 million for the year ended December 31, 2012. The decrease was due primarily to a $230,000 decrease in gains on sales of mortgage loans, offset by a $33,000 increase in service charges on deposit accounts, a $55,000 increase in loan servicing income, and a $41,000 increase in insurance commission income.

For the year ended December 31, 2013, noninterest expense increased $507,000, or 8.5%, to $6.5 million, from $6.0 million for the year ended December 31, 2012. The increase was due primarily to a $48,000 increase in salaries and employee benefits, a $163,000 increase in director fees and benefits and a $195,000 increase in professional fees. Salaries and employee benefits and director fees and benefits increased due to an increase in ESOP-related expense, and other normal annual salary increases and payouts under our benefits plans. Professional fees increased as a result of additional public company-required costs and the timing of such services.

The provision for income taxes was $1.1 million for 2013 compared to $1.4 million for 2012, reflecting a decrease in pretax income. Our effective tax rate was 26.1% for 2013 compared to 28.4% for 2012. This difference resulted primarily from the levels of tax-exempt income derived from our municipal bond investment portfolio and from bank-owned life insurance.

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Total assets increased $22.8 million, or 8.5%, to $290.1 million at December 31, 2013, from $267.3 million at December 31, 2012. The increase was primarily the result of increases in investment securities classified as available for sale, investment securities classified as held to maturity and net loans receivable, offset in part by decreases in cash and cash equivalents, certificates of deposit and investment in Federal Home Loan Bank stock.

Cash and cash equivalents decreased $3.8 million, or 48.0%, to $4.1 million at December 31, 2013, from $7.9 million at December 31, 2012, securities classified as available for sale increased by $737,000, or 8.2%, to $9.7 million at December 31, 2013, from $9.0 million at December 31, 2012, and securities classified as held to maturity increased by $9.1 million, or 36.4%, to $34.1 million at December 31, 2013, from $25.0 million at December 31, 2012, resulting from the additional capital raised in the public stock offering which closed October 3, 2012, that was reinvested in cash and cash equivalents and subsequently used to purchase investment securities. Investment in Federal Home Loan Bank stock decreased $604,000, or 29.1%, to $1.5 million at December 31, 2013, from $2.1 million at December 31, 2012, due to the Federal Home Loan Bank of Topeka’s repurchase of our excess Class A and Class B common stock.

Net loans increased $17.1 million, or 8.3%, to $224.3 million at December 31, 2013, from $207.2 million at December 31, 2012. The increase in our loan portfolio during 2013 resulted from a $13.9 million increase in agricultural real estate loans, to $110.5 million from $96.6 million, a $2.3 million increase in our one- to four-family residential mortgages, to $38.3 million from $36.0 million and a $4.1 million increase in our agricultural and commercial non-real estate loans to $57.7 million from $53.6 million. In contrast, our commercial and multi-family real estate loans decreased $1.5 million to $19.7 million from $21.2 million, and our consumer loans decreased $500,000 to $4.2 million from $4.7 million.

Deposits increased $10.5 million, or 5.4%, to $205.7 million at December 31, 2013, from $195.2 million at December 31, 2012, due primarily to a net increase in core deposits.

Borrowings increased $13.7 million, or 217.5%, to $20.0 million at December 31, 2013, from $6.3 million at December 31, 2012, resulting primarily from an increase in short-term advances.

Total stockholders’ equity decreased $672,000, or 1.1%, to $61.4 million at December 31, 2013, from $62.1 million at December 31, 2012. The decrease resulted primarily from the stock repurchase of 157,210 shares for a total of $2.7 million and an annual cash dividend of $0.28 per share, for an aggregate of $826,000, that was declared and paid during the period, offset by net income of $3.0 million for the year ended December 31, 2013.

Forward-Looking Statement

This Current Report on Form 8-K may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, including the value of agricultural real estate in our market area, the price of commodities, and particularly #2 Yellow Corn, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

	Years Ended December 31,
	2013	2012
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$11,668	$11,743
Interest expense	1,722	1,855
Net interest income	9,946	9,888
Provision for loan losses	1,250	830
Net interest income after provision for loan losses	8,696	9,058
Noninterest income	1,856	1,976
Noninterest expense	6,469	5,962
Income before income tax expense	4,083	5,072
Income tax expense	1,064	1,442
Net income	$3,019	$3,630

Basic earnings per share (1)	$1.03	$0.84
Diluted earnings per share (1)	1.03	0.84
Dividends per share	0.28	-

(1) Calculated from October 3, 2012, the effective date of the conversion and stock offering, to the end of the period, for the year ending December 31, 2012.

	December 31,
	2013	2012
	(In Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$290,095	$267,257
Total cash and cash equivalents	4,119	7,918

Investments in available for sale securities, at fair value	9,719	8,982
Investments in held to maturity securities, at amortized cost	34,144	25,026
Loans held for sale	269	159
Loans, net	224,345	207,157
Bank-owned life insurance	4,750	4,598
Federal Home Loan Bank of Topeka stock, at cost	1,472	2,076
Deposits	205,706	195,187
Borrowings	20,000	6,300
Total Equity	61,392	62,064

ASSET QUALITY RATIOS:

Nonperforming loans to total loans	0.17%	0.14%
Nonperforming assets to total assets	0.14%	0.11%
Net charge-offs (recoveries) to average loans outstanding	0.01%	-0.05%
Allowance for loan losses to non-performing loans	1535.07%	1692.12%
Allowance for loan losses to total loans	2.68%	2.33%

Item 9.01             Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information	Not Applicable.
(c)	Shell Company Transactions	Not Applicable.
(d)	Exhibits.	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MADISON COUNTY FINANCIAL, INC.

DATE: February 27, 2014	By:	/s/ David J. Warnemunde
David J. Warnemunde
President and Chief Executive Officer